Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-248473 and Form S-8 (File No.333-246318) of our report dated March 29, 2021 with respect to the audited consolidated financial statements of Trxade Group, Inc. for the year ended December 31, 2020 which appear in this Annual Report on Form 10-K.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 29, 2021